EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Njiko Holdings, Inc. on Form 1-A of our report dated June 16, 2025 which includes an explanatory paragraph as to Njiko Holdings, Inc.’s ability to continue as a going concern, relating to our audits of the balance sheets as of December 31, 2024, and December 31, 2023, and the statements of operations, changes in stockholder’s equity, and cash flows for each of the year ended December 31, 2024, and December 31, 2023.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

Houston, Texas

June 16, 2025